UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):

May 11, 2006

ASCENDANT SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27945	75-2900905
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

16250 Dallas Parkway, Suite 205, Dallas, Texas	75248
(Address of principal executive offices)	(Zip Code)

(972) 250-0945
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On May 11, 2006, the board of directors of Ascendant Solutions, Inc. (the “Company”) approved a compensation plan for its non-employee directors. The following is an outline of the terms of the plan:

Annual Cash Retainer: Under the terms of the plan, all non-employee directors will receive an annual cash retainer of $20,000 to be paid quarterly beginning on July 1, 2006, plus a fee of $500 for each board or committee meeting attended in person and $250 for each board or committee meeting attended telephonically. The Company’s Audit Committee Chairman will receive an additional annual cash retainer of $15,000 to be paid quarterly beginning on July 1, 2006. Members of the Audit Committee will also receive per meeting attendance fees on the same basis as the directors generally. Non-employee directors may elect to receive restricted common stock in lieu of their cash retainer on a quarterly basis. Such election must be made on or prior to the first day of the quarter for which such election is made. The number of restricted shares to be issued will be based on the closing market price of the Company’s common stock on the first day of the fiscal quarter for which such election is made. These restricted shares will vest on the last day of the quarter for which such election is made.

Restricted Stock Grants: Annually in May of each year, each non-employee director will receive 7,500 shares of restricted common stock to vest ratably over a three year period. Effective July 1, 2006, newly elected or appointed board members will receive an initial grant of 10,000 shares of restricted common stock to vest ratably over a three year period.

Retirement Stock Grant: Upon retirement of service from the board of directors, retiring non-employees directors will receive 7,500 shares of restricted common stock for each year of service subject to a three-year minimum and 10-year maximum. Retiring non-employee directors who have served less than three full years will receive no such grant and those who have served more than ten full years will receive 75,000 shares. The retirement stock grant is effective for service on the board of directors starting in May 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2006	ASCENDANT SOLUTIONS, INC.

	By:	/s/ David E. Bowe
David E. Bowe
President and Chief Executive Officer